SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  December 11, 2006
EPIX Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On December 11, 2006, EPIX Pharmaceuticals, Inc. (“EPIX”) entered into a development and license agreement (the “Collaboration Agreement”) with SmithKline Beecham Corporation, doing business as GlaxoSmithKline, and Glaxo Group Limited (together “GSK”) to develop and commercialize medicines targeting four G-protein coupled receptors (“GPCRs”) for the treatment of a variety of diseases, including an option to license EPIX’s 5-HT4 partial agonist, PRX-03140, and other medicines arising from the four research programs. The collaboration with GSK is being conducted through its Center of Excellence for External Drug Discovery.
     Pursuant to the Collaboration Agreement, EPIX granted GSK an exclusive option to obtain exclusive, worldwide license rights to complete the development and to commercialize the products initially developed under each of the four research programs by EPIX under the Collaboration Agreement. In return for those options and in consideration of the development work to be performed by EPIX under the Collaboration Agreement, GSK has agreed to pay EPIX initial payments of $17.5 million. In addition, EPIX may be eligible for up to an aggregate of $1.2 billion in additional nonrefundable milestone payments that relate to the achievement of certain development, regulatory and commercial milestones across the four research programs. EPIX is also eligible to receive tiered, double-digit royalties based on net sales by GSK of any products developed under the Collaboration Agreement. The specific royalty rates will vary depending upon a number of factors, including the total annual net sales of the product and whether it is covered by an EPIX patent. GSK’s royalty obligation under the Collaboration Agreement generally terminates on a product-by-product and country-by-country basis upon the later of (i) the expiration of the last EPIX patent claiming the manufacture, use, sale or importation of the product in the relevant country and (ii) twelve years after the first commercial sale of the product in the relevant country.
     If GSK does not exercise any of the four options, the Collaboration Agreement will expire upon the expiration of the last such option. Otherwise, the Collaboration Agreement will expire on a product-by-product and country-by-country basis upon the expiration of the royalty payment obligations for each product in each country.
     Under the Collaboration Agreement, EPIX has agreed to design, discover and develop, at its own cost, small molecule drug candidates targeting one of the four GPCRs on which the research programs are focused. The design, discovery and development efforts will be guided by a joint steering committee formed pursuant to the Collaboration Agreement. The first program is focused on the 5-HT4 receptor and will include EPIX’s 5-HT4 partial agonist drug candidate, PRX-03140, which is currently in early-stage clinical development for the treatment of Alzheimer’s disease. EPIX has retained an option to co-promote products successfully developed from the 5-HT4 program in the United States. Under any such co-promotion arrangement, the Collaboration Agreement provides for GSK to direct the promotional strategy and compensate EPIX for its efforts in co-promoting the product.
     EPIX has responsibility and control for filing, prosecution or maintenance of any of EPIX’s patents that are the subject of an option to GSK under the Collaboration Agreement, provided that in the event an option is exercised, responsibility and control of the patents subject to such option transfers to GSK.

     The parties each have the right to terminate the Collaboration Agreement if the other party becomes insolvent or commits an uncured material breach of the Collaboration Agreement. In addition, GSK has the right to terminate the Collaboration Agreement in its entirety, and to terminate its rights to any program developed under the Collaboration Agreement on a regional or worldwide basis, in each case without cause. Upon a termination of the Collaboration Agreement, depending upon the circumstances, the parties have varying rights and obligations with respect to the grant of continuing license rights, continued commercialization rights and continuing royalty obligations.
     In addition, as part of the collaboration, on December 11, 2006, EPIX entered into a Stock Purchase Agreement (the “Purchase Agreement”) with GSK providing for the issuance and sale to GSK of 3,009,027 shares of EPIX common stock, $0.01 par value per share (“Common Stock”), for an aggregate purchase price of $17.5 million.
     EPIX estimates that upon its receipt of the $17.5 million in payments by GSK under the Collaboration Agreement and the $17.5 million received in connection with the Purchase Agreement, its cash, cash equivalents and marketable securities will be sufficient to fund its operations through 2008 based on EPIX’s current plans, expense rates, targeted timelines and its view regarding the progression of its product candidates through clinical trials.
Item 3.02 Unregistered Sales of Equity Securities.
     On December 11, 2006, EPIX entered into the Purchase Agreement, which provides for the private placement with GSK of an aggregate of 3,009,027 shares of Common Stock. This private placement resulted in aggregate gross proceeds to the Company of approximately $17.5 million. Under the Purchase Agreement, the shares of Common Stock purchased by GSK are restricted and subject to a two (2) year lock-up agreement with one-half of the shares released after the first year.
     The shares of Common Stock were offered and sold only to GSK in reliance on Section 4(2) of the Securities Act of 1933, as amended. The shares of Common Stock sold in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
December 14, 2006	By:	/s/ Kim C. Drapkin
Kim C. Drapkin
Chief Financial Officer